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                                                                    EXHIBIT 10.1

                              EMPLOYMENT AGREEMENT

         This Employment Agreement (this "Agreement"), dated as of December 29, 2004, is entered into between Viewpoint Corporation, a Delaware Corporation with its principal office at 498 Seventh Avenue, New York, N.Y. 10018 ("Viewpoint"), and Robert E. Rice ("Executive").

         WHEREAS, Executive currently serves as Executive Chairman of the Board of Directors of Viewpoint and has, since December 31, 1996, served as an officer of Viewpoint;

         WHEREAS, Executive and Viewpoint are parties to an employment agreement that expires on December 31, 2004, which shall remain in effect until that time; and

         WHEREAS, Viewpoint desires to retain Executive's services as Executive Chairman of the Board of Directors, and Executive desires to be retained by Viewpoint to serve as Executive Chairman of the Board of Directors of Viewpoint.

         NOW THEREFORE, for good and valuable consideration, the sufficiency of which is hereby acknowledged by the parties, the parties hereto hereby agrees as follows:

         1. EMPLOYMENT; TERM. Subject to the terms and conditions of this Agreement, Viewpoint hereby employs Executive, and Executive hereby accepts employment with Viewpoint, as Executive Chairman of the Board of Directors. Executive shall devote his full time and attention to the business and affairs of Viewpoint and its subsidiaries, and shall use his best efforts, skills and abilities to promote the Company's interests and will perform these duties faithfully and competently in such manner as Viewpoint's Board of Directors (the "Board") may from time to time reasonably direct. Executive's principal place of employment shall be at Viewpoint's headquarters in New York, New York, or at such other location as shall be mutually acceptable to the Executive and the Board. Executive's employment hereunder shall commence on January 1, 2005 and terminate on June 30, 2005, unless terminated earlier pursuant to Section 3(b) or 3(c) below (the "Term of Employment").

         2. COMPENSATION AND BENEFITS. Viewpoint shall pay the following compensation and provide the following benefits to Executive during the Term of
Employment:

         (a) Base Salary. Executive shall receive a base salary of $165,000 per semi-annual period ("Base Salary"), payable in approximately equal installments in accordance with the customary payroll practices of Viewpoint. If the rate of base salary per annum paid to Executive is increased during the Term of Employment, such increased rate shall thereafter constitute the Base Salary for all purposes of this Agreement.

         (b) Life Insurance. Viewpoint will reimburse Executive for the cost of acquiring a term life insurance policy with a death benefit of $5,000,000 payable to Executive's beneficiaries for the calendar year 2005.

         (c) Automobile. Viewpoint will provide Executive with the use of an automobile leased in Viewpoint's name until December 31, 2005. Executive shall document the


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         extent that he uses the car for business purposes through December 31,
         2005 by January 5, 2006 by submitting to the Company records so that proper tax reporting on this benefit may take place in a timely basis.

         (e) Benefit Plan; Vacation. Executive shall be entitled to participate in all benefit plans maintained for Viewpoint employees throughout calendar year 2005; provided, however, that Executive shall not be entitled to such benefits if, before June 30, 2005, Executive's employment is terminated by Viewpoint for Cause or by Executive without Good Reason. Executive shall be entitled to two (2) weeks of paid vacation per semi-annual period.

         3. TERMINATION; SEVERANCE.

         (a) Expiration of the Term. If this Agreement expires in accordance with its terms on June 30, 2005, Viewpoint will pay to Executive an amount equal to $165,000 in approximately equal semi-monthly installments concurrently with the customary payroll practices of Viewpoint over the period beginning on July 1, 2005 and ending on December 31, 2005.

         (b) Termination Without Cause or With Good Reason. If, prior to June 30, 2005, Viewpoint terminates Executive's employment without Cause (as defined below) or Executive terminates his employment with Viewpoint for Good Reason (as defined below), Viewpoint will pay to Executive an amount equal to $330,000 less the amount of salary paid to Executive through the date his employment is terminated. This amount shall be paid in approximately equal semi-monthly installments concurrently with the customary payroll practices of Viewpoint over the period beginning on the date of such termination of employment and ending on December 31, 2005. In addition, if Viewpoint terminates Executive's employment without Cause before June 30, 2005 or Executive terminates his employment with Viewpoint for Good Reason before June 30, 2005, the unvested portion of the option to acquire 200,000 shares of Viewpoint common stock granted to Executive on November 17, 2003 shall automatically vest in Executive upon such termination of employment.

         (c) Termination With Cause or Without Good Reason. If, prior to June 30, 2005, Viewpoint terminates Executive's employment with Cause or Executive terminates his employment with Viewpoint without Good Reason, Viewpoint will have no obligation to make any payments to Executive under this Agreement or otherwise, and the unvested portion of any options granted to Executive at any time before such termination will not vest and will not be exercisable at any time by Executive.

         (d) Options to Acquire Viewpoint Common Stock. Notwithstanding anything to the contrary appearing in Viewpoint's stock option plans or in any option agreement or other agreement between Viewpoint and Executive, all vested options held by Executive as of the date of any termination of employment shall remain exercisable for a period of three (3) years thereafter; provided, however, that no stock option shall be exercisable following the tenth anniversary of its date of grant. On June 30, 2005, the unvested portion of the option to acquire 200,000 shares of Viewpoint common stock granted to


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         Executive on November 17, 2003 shall automatically vest in Executive if
         Executive's employment has not before such date been terminated either by Viewpoint for Cause or by Executive without Good Reason.

         (e) Non-Duplication of Benefits. In the event of the termination of Executive's employment, his rights under any benefit plans in which he is a participant shall be determined in accordance with the terms of the plans and by applicable law. Notwithstanding any other provision in this Agreement, nothing in this Agreement shall result in a duplication of payments or benefits provided under this Section 3, nor shall anything in this Agreement require Viewpoint to make any payment or to provide any benefit to Executive that Viewpoint is otherwise required to provide under any other contract, agreement or arrangement.

         (f) General Release. No payments or benefits payable to Executive upon the termination of his employment pursuant to this Section 3 shall be made to Executive unless and until he executes a general release in a form satisfactory to Viewpoint and such general release becomes effective pursuant to its terms.

         4. CHANGE IN CONTROL.

         (a) The Agreement effective April 30, 2003 between Viewpoint and Executive bearing the heading "Termination Protection Agreement" is hereby terminated.

         (b) If (x) a Change in Control of Viewpoint (as defined below) is completed on or before August 31, 2005 and (y) Executive's employment has not before June 30, 2005 been terminated either by Viewpoint for Cause or by Executive without Good Reason, then the following clauses
         (i) through (iii) shall apply:

                  (i) Executive shall be entitled to a lump sum amount, in cash and payable within ten (10) days following completion of the Change in Control of Viewpoint, equal to six hundred sixty thousand dollars ($660,000).

                  (ii) One hundred percent (100%) of the unvested portion of any options granted to Executive at any time before such termination will immediately vest and will remain exercisable by Executive for three (3) years following completion of the Change in Control of Viewpoint; provided, however, that no stock option shall be exercisable following the tenth anniversary of its date of grant.

                  (iii) Unless otherwise prohibited by the terms of the applicable plans, Executive shall be entitled to continued participation in Viewpoint's welfare benefit plans for one (1) year following the completion of the Change in Control of Viewpoint, including, without limitation, all medical, prescription, dental, disability, group life, accidental death and travel accident insurance plans and programs of Viewpoint, at the level provided to Executive immediately prior to the Change in Control; provided, however, that if Executive becomes eligible for coverage under any plans of another employer that provide substantially similar coverage, the coverage provided by Viewpoint pursuant to this Subsection 3(c)(ii)(C) will cease. In addition to the foregoing, Executive will be entitled to


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                  continue his coverage under the above plans to the extent
                  required by COBRA commencing on the first (1st) anniversary of the completion of the Change in Control of Viewpoint.

         For avoidance of doubt, Viewpoint and Executive acknowledge and agree that if a Change in Control of Viewpoint is completed on or before August 31, 2005 but (i) Executive's employment is terminated by Viewpoint without Cause, (ii) Executive's employment is terminated by Executive with Good Reason before such Change in Control of Viewpoint, or (iii) Executive's employment terminates on June 30, 2005 in accordance with this Agreement, Executive shall be entitled to the benefits set forth in this Section 4(b).

         5. DEFINITIONS. In addition to certain terms defined elsewhere in this Agreement, the following terms will have the following respective meanings:

         (a) "Cause" means the occurrence of any of the following:

              (i) the willful and continuing refusal of Executive to follow the lawful directives of the Board,

              (ii) conduct that is intentional and known by Executive to be harmful to Viewpoint's best interest, or

              (iii) Executive's conviction of any felony or any crime involving dishonesty.

         (b) "Good Reason" means the occurrence of any of the following:


              (i) any material breach by Viewpoint of its obligations under this Agreement,

              (ii) a significant diminution of Executive's duties as set forth in Section 1 without Executive's consent, or

              (iii) a failure by Viewpoint to obtain a written agreement from any successor or assign of Viewpoint to assume the obligations under this Agreement upon a Change in Control.

         (c) "Change in Control of Viewpoint" means and includes each of the following:

              (i) the acquisition, in one or more transactions, of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) by any person or any group of persons who constitute a group (within the meaning of Section 13d-3 of the Exchange Act) of any securities of Viewpoint such that, as a result of such acquisition, such person or group beneficially owns (within the meaning of Rule 13d-3 of the Exchange Act), directly or indirectly, more than fifty percent (50%) of Viewpoint's outstanding voting securities entitled to vote on a regular basis for a majority of the members of the Board;


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              (ii) the consummation of any merger or any other business
              combination (in one or more transactions, including, but not limited to a sale of all or substantially all of the assets) of Viewpoint, other than a transaction immediately following which the shareholders of Viewpoint who owned shares immediately prior to the transaction continue to own, by virtue of their prior ownership of Company shares, at least fifty percent (50%) of the voting power, directly or indirectly, of the surviving corporation in any such merger or business combination; or

              (iii) the consummation of a plan of complete liquidation of Viewpoint.

         6.   MISCELLANEOUS.

              (a) Renewal. This Agreement constitutes a "renewal" of Executive's employment as defined in the employment agreement amendment between Executive and Viewpoint dated as of July 1, 2003.

              (b) Non-Assignability. Neither this Agreement nor any right or interest hereunder shall be assignable by Executive, his beneficiaries, or legal representatives without Viewpoint's prior written consent.

              (c) Binding Effect. Without limiting or diminishing the effect of
Section 5(a) hereof, this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective heirs, successors, legal representatives and assigns.

              (d) Waiver. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times.

              (e) Entire Agreement; Modifications. This Agreement constitutes the entire and final expression of the agreement of the parties with respect to the subject matter hereof and supersedes all prior agreements, oral and written, between the parties hereto with respect to the subject matter hereof. This Agreement may be modified or amended only by an instrument in writing signed by both parties hereto.

              (f) Relevant Law. This Agreement shall be construed and enforced in accordance with the internal laws of the State of New York, without regard to the conflicts of law principles thereof.

              (g) Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.


              ACKNOWLEDGEMENT. Executive represents and acknowledges the following:

              (a) He has carefully read this Agreement in its entirety;


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         (b) He understands the terms and conditions contained herein;

         (c) He has had the opportunity to review this Agreement with legal counsel of is own choosing and has not relied on any statements made by Viewpoint or its legal counsel as to the meaning of any term or condition contained herein or in deciding whether to enter into this Agreement; and

         (d) He is entering into this Agreement knowingly and voluntarily.

     IN WITNESS WHEREOF, Executive and the authorized representative of the Board of Viewpoint execute and enter into this Agreement as of the date first above written.

Robert E. Rice                         VIEWPOINT CORPORATION


   /s/ Robert E. Rice                  By:   /s/ Jerry S. Amato
-----------------------                   ----------------------------
                                          Jerry S. Amato
                                          Chief Executive Officer and Director


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